Exhibit 10.2
April 13, 2007
PERSONAL AND CONFIDENTIAL
VIA HAND DELIVERY
Mr. Steven L. Brink
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California 92649-1109
     Re: Transition From Employment
Dear Steve:
This letter (“Agreement”) will confirm the agreement and understanding we have reached regarding your departure from Quiksilver, Inc. (“Quiksilver” or the “Company”), and the transition of your duties and responsibilities. In that regard, we have agreed as follows:
1.	Transition Period.
A.	Effective April 16, 2007, you are resigning as Chief Financial Officer and Treasurer of the Company and as a director and officer of any subsidiaries of the Company where you serve in such capacities. Beginning April 16, 2007, and continuing through July 31, 2007 or, if earlier, the date you become employed with another employer (“Separation Date”) (the “Transition Period”), you will continue as an employee of the Company providing transition services to the Company on an as-needed basis as requested by Bob McKnight, Bernard Mariette, Charlie Exon, David Morgan or Joe Scirocco (“Transition Services”). The Transition Services may include, but not be limited to, providing organizational transition assistance and historical financial/accounting information, assistance with required SEC filings and related matters. During the Transition Period, you are expected to conduct yourself in a positive and professional manner in support of the Company’s initiatives, as well as all business and personnel matters related to Quiksilver.

B.	During the Transition Period, provided you satisfactorily perform the Transition Services, the Company shall continue to compensate you on its regular payroll dates at a rate of $29,166.67 per month (“Salary Continuation”), less legally required withholdings and deductions. Although the Transition Services represent a significant reduction in the scope of duties you were performing as Chief Financial Officer, and will require significantly less time, the Salary Continuation is in part consideration for your general release of claims as referenced in Paragraph 7 below. You authorize us to mail you your final Salary Continuation payment on the Company’s regular payroll date covering the payroll period which includes the Separation Date.

C.	During the Transition Period, and subject to subparagraph (E) below, you will be eligible for the same Company-provided health and welfare benefits you have been receiving as of the date of this Agreement.

D.	During the Transition Period, upon receipt of such expense reports and mileage reimbursement forms as are customarily required by the Company, Quiksilver will (i) reimburse you for business mileage, and (ii) pay those amounts reflected on your expense reports incurred as and for business expenses. All business expenses must be pre-approved by Bob McKnight, Bernard Mariette, David Morgan, Joe Scirocco or me.

E.	During the Transition Period, you are free to commence employment with another entity. All Salary Continuation and Company-provided health and welfare benefits will, however, cease upon your eligibility for such benefits pursuant to another employer’s benefit plan(s). Please notify me promptly upon your re-employment with another company.

F.	Other than the Severance Pay referenced in Paragraph 2 below, and the stock options referenced in Paragraph 3 below, you are not eligible for, and will not receive, any other compensation or benefit (including, but not limited to, any additional bonuses or stock option grants) following the Separation Date.
2.	Termination of Employment/Severance Pay Period.
A.	Your employment (and the Transition Period) will terminate for all purposes on the Separation Date.

B.	The Company will pay you severance pay in the total amount of $1,500,000, less required tax deductions and withholdings (“Severance Pay”), payable as follows:
(i)	A lump sum payment of $750,000, less required tax deductions and withholdings, payable between February 2 and 11, 2008;

(ii)	Beginning February 1, 2008, and continuing through January 31, 2009 (the “Severance Pay Period”), the Company shall compensate you on its regular payroll dates in the monthly amount of $62,500, less legally required withholdings and deductions. Checks will be sent to your home address.

C.	Except for any consulting services provided pursuant to Paragraph 4, you will not be required to perform any duties during the Severance Pay Period. Through the end of the Severance Pay Period, you are expected to conduct yourself in a positive and professional manner in support of the Company’s initiatives, as well as all business and personnel matters related to Quiksilver.

D.	Your health insurance coverage will cease after the Separation Date, unless you timely elect and pay for continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you desire such continued health coverage under COBRA, the Company will be responsible for the premiums for such coverage, up to a maximum of $1,300 per month, through the earlier of (i) the Services Cessation Date (as defined below) and (ii) January 31, 2009. You will be responsible for all other premiums.

E.	The Company will pay the remaining premium of $16,740 on your $2 million life insurance policy (expiring April 27, 2016) maintained by the Company through John Hancock.

F.	Nothing in this Agreement shall constitute a waiver of any benefits which are already vested as of the Separation Date, under any Company 401(k) or employee welfare benefit plan, and you shall remain fully entitled to all such benefits, if any, in accordance with the terms of the applicable plan.

G.	Except for any continuing and surviving obligations of yours thereunder (e.g., protection of Quiksilver’s trade secrets and proprietary and confidential information), any and all employment agreements you may have with Quiksilver (including, without limitation, that certain agreement dated May 25, 2005, and amended December 21, 2006) are deemed fully terminated and of no further force or effect. You have no right to any additional compensation, equity or benefits under any such employment agreement.

H.	After the Separation Date, you are not eligible for, and will not receive, any other compensation or benefit except as specifically provided herein (including, but not limited to, any additional bonuses, incentives, stock option grants, expense reimbursement or employee benefits).

I.	Employment references should be directed to me, and I will verify your dates of employment and position(s) held. If you wish me to confirm your compensation (salary, bonuses, etc.), please check the box at the end of this sentence, and that will constitute your authorization for me to do so. ☐ Yes, I so authorize.
3.	Stock Options and Restricted Stock.
A.	Attached hereto as Attachment ”A” is a schedule of your vested and unvested stock options and restricted stock as of the date of this Agreement. It is anticipated that following the Transition Period, you will continue to provide Services (as defined in your stock option agreements) to the Company for some limited period of time as provided in Paragraph 4 below. The date upon which you cease to provide Services to the Company, whether at the end of the Transition Period or, if you continue to provide Services pursuant to Paragraph 4 hereof, upon termination of your consulting services thereunder, is referred to as the “Services Cessation Date.” All of your unvested stock options which have not previously expired will accelerate and vest on the Services Cessation Date. Any unexercised stock options on the Services Cessation Date which have not previously expired will remain exercisable for a period of (i) ninety (90) days with respect to stock options granted to you prior to May 25, 2005 and (ii) twelve (12) months with respect to stock options granted to you on or after May 25, 2005, (commencing with the Services Cessation Date) after which they will expire and cease to be exercisable; provided, however, that in no event may such stock options be exercised after their expiration date and they may terminate and cease to be exercisable earlier in the event of a corporate transaction as provided in your individual stock option agreements. All other terms of your stock options shall continue to be governed by the applicable plan pursuant to which they were issued and the applicable stock option agreements.

B.	On April 16, 2007, all 40,000 shares of restricted stock of the Company held by you shall expire and be surrendered to the Company.

C.	Please note that all “blackout” periods under the Company’s Policy Prohibiting Insider Trading will continue to apply to you through the Services Cessation Date and you will continue to be subject to federal and state securities laws which prohibit the purchase or sale of shares while in possession of material, non-public information.
4.	Consulting Services.

You agree that following the Transition Period, you shall make yourself available on an as-requested basis to the Company’s officers and agents, to consult with the Company on such matters as the Company may reasonably request. It is anticipated that you will provide most of such consulting services telephonically or electronically. Your primary contact with respect to such services shall be me. For such services, you shall receive a consulting fee of $300 per hour. You acknowledge and agree that your services pursuant to this Paragraph 4 shall be provided as an independent contractor and such services shall not be construed to create the relationship of employer and employee or principal and agent between you and the Company. During the period you are providing consulting services pursuant to this Paragraph 4, you shall not be entitled to participate in any of the medical, dental, insurance or any other benefits provided by the Company for the benefit of its employees. You will maintain and pay all federal, state and local disability, worker’s compensation, payroll taxes, self-employment insurance, and income and other taxes, and the Company will not withhold or pay any such taxes or insurance on your behalf with respect to compensation for such services. Also, during the period you are providing consulting services pursuant to this Paragraph 4, you shall be entitled to a clothing allowance of $350 per month and you shall be permitted to purchase products from the Company at its wholesale price, not to exceed $500 in the aggregate per month. Provided that such expenses are authorized in advance by an executive officer of the

Company, the Company will reimburse you for any reasonable travel expenses (at business class or comparable rates) or other expenses incurred by you in connection with providing such consulting services. The agreement to provide consulting services as set forth in this Paragraph 4 may be terminated by you or the Company on thirty (30) days advance written notice; provided, however, that such services may be terminated immediately by the Company at any time after you accept employment with, or provide consulting or other advisory services to, any other entity without the Company’s prior approval.

5.	Full Understanding and Voluntary Acceptance.

Quiksilver advises you to consult an attorney prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney of your own choice and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance.
6. Return of Property/Non-Solicitation.
A.	Except as otherwise provided below, all Company Property must be returned prior to the end of the Transition Period. By signing this Agreement, you confirm that you will return all keys, magnetic access cards and all other means of access to the property or offices of the Company, and all other Company property, equipment and documents in your possession or under your control, including, but not limited to, credit cards, cell phones, PDA’s, BlackBerries, fax machines, pagers, files, personnel forms, accounting information and spreadsheets, budgets, compensation data, business plans, documents and any other property of the Company (“Company Property”) and that you will not copy or download any such materials after the end of the Transition Period.

Notwithstanding the foregoing, you may retain your laptop computer and printer, provided that you deliver these items to the Company on or before the Services Cessation Date to have the memory erased and software removed by the Company. You also agree (i) to preserve in confidence and not disclose any confidential, proprietary, or trade secret information relating to Quiksilver, or its products, personnel, or financial data, and (ii) not to download, copy or transfer any documents or software from the Company’s computers.

B.	Through the end of the Severance Pay Period, you agree not to recruit, or solicit for employment, any person then employed by Quiksilver or any of the Released Parties (as defined below).
7.	Release of Claims.
A.	In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Quiksilver and each of its affiliated or related entities, divisions, subsidiaries, foundations, licensees, shareholders, officers, directors, employees, agents, successors and assigns (collectively,

“Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Released Parties, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment with the Company; (ii) any restrictions on the right of Quiksilver to terminate your employment or any employment agreement with you; (iii) any agreement, understanding or inducement, oral or written, express or implied, between you and any of the Released Parties, including any employment agreement (including, without limitation, that certain agreement dated May 25, 2005, and amended December 21, 2006); (iv) any stock options or restricted stock (other than as provided in Paragraph 3 of this Agreement); and/or (v) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed, (b) waive rights or claims arising out of this Agreement, or (c) waive any rights you may have to indemnity, under Labor Code § 2802 or otherwise. In addition, the Released Parties hereby agree to forever waive and release you from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which they ever had, now have, or may claim to have against you.

B.	Further, each party waives and relinquishes all rights and benefits they may have under Section 1542 of the California Civil Code. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
8.	Non-Admission.

Nothing contained in this Agreement shall be considered an admission of any liability whatsoever. If you elect not to sign this Agreement, this Agreement is inadmissible in evidence to prove any liability or damage.

9.	Severability.

Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

10.	Entire Agreement and Arbitration.

This Agreement constitutes the entire agreement between you and Quiksilver pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. After the execution of this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of the Released Parties) relating to or arising out of this Agreement or your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the applicable rules of the American Arbitration Association. The Company shall pay the arbitrator’s fees and any American Arbitration Association administrative expenses.

11.	Signature and Revocation Periods.

So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is executed by you; (ii) you will have twenty-one (21) days to consider this Agreement, although you may sign it sooner than that if you so desire; (iii) you should consult with an attorney if you desire before executing this Agreement; and (iv) you also retain the right to revoke this Agreement at any time during the seven (7)-day period following execution of the Agreement. This Agreement shall not become effective or enforceable until such seven (7)-day period has expired.
By signing below, you voluntarily accept the terms contained in this Agreement.
Steve, Quiksilver thanks you for your service and wishes you well as you transition to a role in a new organization.
Best regards.
Sincerely,
QUIKSILVER, INC.

By:
Charles S. Exon
Executive Vice President, Business & Legal Affairs,
Secretary and General Counsel
I HAVE READ, UNDERSTAND AND VOLUNTARILY
AGREE TO THE ABOVE.

Steven L. Brink	Date

ATTACHMENT “A”
STOCK OPTIONS AND RESTRICTED STOCK — STEVEN L. BRINK
Stock Options

				Currently	Currently
Grant Date	Expiration Date	Granted	Grant Price	Outstanding	Exercisable
12/15/98	12/16/08	90,000	$3.9271	70,000	70,000
2/11/00	02/12/10	160,000	$2.9844	160,000	160,000
12/22/00	12/23/10	80,000	$4.6094	80,000	80,000
12/03/01	12/04/11	80,000	$3.5250	80,000	80,000
12/19/02	12/20/12	88,000	$6.6575	88,000	88,000
11/12/03	11/13/13	80,000	$8.7250	80,000	80,000
05/03/04	05/04/14	20,000	$11.1250	20,000	13,333
01/25/05	01/26/15	104,000	$14.3050	104,000	69,333
12/27/05	12/28/15	30,000	$13.7700	30,000	10,000
12/20/06	12/20/16	20,000	$15.5500	20,000	0

Optionee Totals				732,000	650,666

Restricted Stock

Grant Date	Expiration Date	Granted	Grant Price	Outstanding	Exercisable
09/29/06	N/A	40,000	$0.0000	40,000	N/A